Contract No.:___

Sales Contract for Coal

Purchaser (Party A): Inner Mongolia Zhunger Heat Power Co., Ltd.

Supplier (Party B): GuanBanWuSu Coal Mine

On Jan 10, 2006, the GuanBanWuSu Coal Mine agreed to supply coal to the Inner Mongolia Zhunger Heat Power Co., Ltd., and both parties agreed the follows:

1.	Coal Quantity: party A supplies party B 180,000 tons coal over the year; each month providing at least 15,000 tons coal to party B.

2.	Contract Time Limit: from Feb1, 2006 to Dec 31, 2006

3.	Quality Request:
  Heating Capacity: it should reach 4600 kcal-4800 kcal; if it is above 4800 kcal will not increase the price, but if it is below 4600 kcal, according to the market standard, the unit price of the coal should reduce 0.05 RMB/ton; if below 4400 kcal, the buyer has the right to return the product. Heating Capacity of the coal is calculated based on the power plant monthly average.
  Size: 0- 80mm
  Percentage of Gangue < 2%, water< 10%
4.	Price: deliver to the power plant; fright-inward, the unit cost include transportation and tax; 180 RMB/ton. In case there is price adjustment policy perform by the Zhunger Coal Sales Association, both parties should further negotiate on the based of mutual benefit.

5.	Measurement method: Based on weight report by the power plant scale; to ensure the accuracy of the measurement, both parties should constantly exam and audit the measurement, if problem arises, both parties should negotiate.

6.	Payment method: Monthly pay (prepaid the coal transportation cost every two weeks. Party A provides the government standard VAT invoice; all costs in one invoice. Party B, according to its capital turnover condition, all payment should be paid by cheque.

7.	Part B arranges the coal transportation; truck and carrier should be strictly managed to ensure all coal upload from Part A’s coal-field would de delivered directly to Party B’s coal-field.

Exchange in the midway, adulteration, affusion and the like are forbidden. Party A would supervise, and if find, penalty would be ten times or above for the value of coal that is being exchanged or ten times or above for total weight of coal that is being delivered at the expense of Party B. The penalty would be deduct directly from the coal transportation cost and prohibit that truck for continue delivery.

8.	Party B should constantly send personnel to Part A’s coal-field to inspect the coal quality; Party A should actively response to Party B’s reasonable suggestion.

9.	Special instruction: Party A should enhance management, prohibit detonator and other dangerous substances mixed together with the coal and get into the coal loading field, if found, Party A should be penalized and all costs incurred for that reason should be Party A’s responsibility.

10.	Appendix:

1

11.	Breach of contract: During the contract time limit, each party cannot end the contract without reason or it should responsible for breach of the contract. If Party A end the contract without reason, it should return all the cost as stated in this contract, and if Party B end the contract without reason, it should pay for all the cost as stated in this contract.

12.	Anything that has not been discussed or included in this contract should be solve by both parties through negotiation

13.	Argument solving method: both parties should negotiate for any disagreement, and if still unable to reach an agreement, then each party has the right to bring a lawsuit to the local court.

14.	Copy of this agreement: two copies had been made; each party has one copy and effective on the date when it was signed by the legal representative of both parties.

15.	End of the Contract: When the time limit expire. If both parties want to renewal, both parties should request a renewal 30 days before this contract expires.

Purchaser (Party A): Inner Mongolia Zhunger Heat Power Co., Ltd.		(Stamp)

Signed by the legal representative:	GuoZhiyong

Supplier (Party B): GuanBanWuSu Coal Mine (Stamp)

Signed by the legal representative: Wu Weidong

Date: Jan 10, 2006